Exhibit 99.1

Meiji Yasuda Receives Regulatory Approvals for StanCorp Acquisition

PORTLAND, Ore. — February 8, 2016 — StanCorp Financial Group, Inc. (NYSE: SFG) (“StanCorp”) today announced that Meiji Yasuda Life Insurance Company (“Meiji Yasuda”) has received all necessary approvals from regulatory authorities in the United States and Japan for the previously announced proposed acquisition of all of the outstanding shares of common stock of StanCorp pursuant to the Agreement and Plan of Merger entered into on July 23, 2015 (the “Merger Agreement”).

Subject to the satisfaction of customary closing conditions, the parties to the Merger Agreement intend to close the acquisition transaction with an effective date of March 7, 2016. On the effective date, each outstanding share of StanCorp common stock will be converted into the right to receive $115.00 in cash, without interest, and less any applicable withholding taxes.

About StanCorp

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, and the origination and servicing of fixed-rate commercial mortgage loans. For more information about StanCorp Financial Group, Inc., visit its investor relations website at www.stancorpfinancial.com.

About Meiji Yasuda

Meiji Yasuda Life Insurance Company is headquartered in Tokyo, and is the oldest and third largest life insurance company in Japan. It provides a variety of group and individual life insurance products, bancassurance, and group annuity products in Japan. It also has insurance operations in the U.S., Poland, China, Indonesia, and Thailand. Additional information about Meiji Yasuda can be found at http://www.meijiyasuda.co.jp/english/.

Disclosure

Information in this news release includes certain statements related to future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

Contacts

StanCorp Financial Group, Inc.

Investor Relations and Financial Media

Jeff Hallin, 971-321-6127

Vice President, Investor Relations and Capital Markets

jeff.hallin@standard.com

General Media

Justin Delaney, 971-321-8541

Vice President, External Affairs & Associate Counsel

justin.delaney@standard.com